Exhibit 3.1

[NOT TO BE ADOPTED UNTIL IMMEDIATELY PRIOR TO THE CONSUMMATION OF IPO]

BVI Company Number: 1936519

TERRITORY OF THE BRITISH VIRGIN ISLANDS

THE BVI BUSINESS COMPANIES ACT

MEMORANDUM OF ASSOCIATION

AND ARTICLES OF ASSOCIATION

OF

DESPEGAR.COM, CORP.

Incorporated on February 10, 2017

Amended and Restated on May 3, 2017

Amended and Restated on [•], 2017

Conyers Trust Company (BVI) Limited

P.O. Box 3140

Road Town

Tortola

British Virgin Islands

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TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

MEMORANDUM OF ASSOCIATION

OF

Despegar.com, Corp.

1.	NAME

The name of the Company is Despegar.com, Corp. (the “Company”).

2.	STATUS

The Company is a company limited by shares.

3.	REGISTERED OFFICE AND REGISTERED AGENT

(a)	The first registered office of the Company is Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

(b)	The first registered agent of the Company is Codan Trust Company (B.V.I.) Ltd. (now called Conyers Trust Company (BVI) Limited) of Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, British Virgin Islands VG1110.

4.	CAPACITY AND POWERS

Subject to the Act and any other British Virgin Islands legislation, the Company has, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of sub-Clause 4(a), full rights, powers and privileges.

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5.	NUMBER AND CLASSES OF SHARES

The Company is authorised to issue an unlimited number of shares without par value. The shares shall be comprised initially of one single class, being an unlimited number of ordinary shares without par value (the “Common Shares”).

6.	RIGHTS ATTACHING TO SHARES

Subject to this Memorandum and the Articles and the rights attaching to each Additional Class of Shares, a Common Share confers on the holder:

(a)	the right to one vote at a meeting of the Members or on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company on a winding up.

7.	POWER OF DIRECTORS TO AUTHORISE AND ISSUE PREFERRED SHARES

(a)	Notwithstanding any other provision of this Memorandum or the Articles, the Company may from time to time by Resolution of Directors adopted in accordance with sub-Clause 9(c) below, and without prior notice to or obtaining the approval of any shareholder, amend this Memorandum and the Articles to authorise the issuance by the Company of any additional class or classes of shares with or without par value (each an “Additional Class of Shares”) and specify the rights, privileges, restrictions and conditions attaching to each such Additional Class of Shares, as the Board of Directors may determine in their sole and absolute discretion. Without limitation to the foregoing, the Board of Directors may by Resolution of Directors determine:

i.	the number of shares constituting an Additional Class of Shares and the distinctive designation of that class;

ii.	the dividend and other distribution rights of the Additional Class of Shares and, if the Additional Class of Shares are preferred shares, the preference rate and/or coupon; whether dividends shall be cumulative and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on the Common Shares or any other class or classes of shares;

iii.	whether the Additional Class of Shares shall have voting rights and, if so, the terms and conditions of such voting rights, including, without limitation, whether they shall vote separately or together as a single class with the Common Shares and/or any other class of shares;

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iv.	whether the Additional Class of Shares shall have conversion and/or exchange rights and privileges and, if so, the terms and conditions of such conversion and/or exchange, including, without limitation, whether conversion or exchange is at the option of the holder or the Company (or both), the trigger events for conversion or exchange and/or provisions for adjustment of the conversion or exchange rate;

v.	whether the Additional Class of Shares shall be redeemable and, if so, the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption, the trigger events for redemption, whether redemption is at the option of the holder or the Company (or both) and the method for calculating the consideration (in cash or in kind) that is due in case of redemption, which may be less than the market value and may be variable;

vi.	whether a sinking fund shall be applied to the distribution rights and/or purchase, exchange or redemption rights of the Additional Class of Shares (and the terms and conditions thereof);

vii.	whether the Additional Class of Shares shall impose conditions and restrictions upon the business and affairs of the Company and/or any of its subsidiaries or the right to approve and/or veto certain matters (including the issuance of any shares, the making of any distribution and/or the incurrence of indebtedness);

viii.	the rights of the shares of that Additional Class of Shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, including, without limitation, any liquidation preference and whether such rights shall be in preference to, or in relation to, the comparable rights of the Common Shares or any other class or classes of shares; and

ix.	any other relative, participating, optional or other special rights, privileges, powers, qualifications, limitations or restrictions of that Additional Class of Shares, including, without limitation, any right to appoint and/or remove one or more directors of the Company.

(b)

Unless expressly provided by the terms of any Additional Class of Shares as set-out in this Memorandum from time to time, the authorisation and issuance by the Company of any Additional Class of Shares and any attendant amendments to this Memorandum and the Articles pursuant to sub-Clause 7(a) above shall be deemed not to constitute a variation of any class rights attaching to the Common

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Shares or any other class or classes of shares of the Company then in issue, and, for the avoidance of doubt, no Resolution of Members or other approval of the shareholders or any one of them shall be required for such authorisation and issuance or the attendant amendments to this Memorandum and the Articles.

8.	REGISTERED SHARES

The Company shall issue registered shares only. The Company is not authorised to issue bearer shares, convert registered shares to bearer shares, or exchange registered shares for bearer shares.

9.	AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

This Memorandum and the Articles may only be amended if approved by:

(a)	both a Resolution of Members and a Resolution of Directors, but subject to the condition that the Resolution of Directors is adopted in accordance with the Articles not later than the seventh day following the adoption of the Resolution of Members; or

(b)	a Special Resolution of Members, save that in no circumstances whatsoever may:

i.	any of the Relevant Provisions be amended pursuant to this sub-Clause 9(b);

ii.	any amendment be made to the Memorandum or the Articles pursuant to this sub-Clause 9(b) which limits or reduces the number of shares or classes of shares that may be authorised and issued pursuant to Clause 5 of this Memorandum;

iii.	any amendment be made to the Memorandum or the Articles pursuant to this sub-Clause 9(b) that is inconsistent with or that conflicts with, or which circumvents, overrides, fetters or limits (or that otherwise interferes with the intended operation of), any Relevant Provision or sub-Clause 9(b)(ii) (or which purports to do any of the foregoing); or

(c)	a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

i.	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

ii.	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles; or

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iii.	in circumstances where the Memorandum or Articles cannot be amended by the Members (including, without limitation, in circumstances where the Members can only make an amendment with the approval of the Board of Directors pursuant to sub-Clause 9(a) and in circumstances where the Members cannot amend the Memorandum or Articles pursuant to sub-Clause 9(b));

and all rights conferred upon shareholders herein are granted subject to the above reservations, provided that, notwithstanding anything to the contrary in the Memorandum or the Articles, if at any time that Expedia owns 5% or more of the outstanding Common Shares of the Company, Article 26 of the Articles shall not be amended, altered, changed or repealed without the prior written consent of Expedia.

10.	INCORPORATION BY REFERENCE

For the purposes of section 9 of the Act, any rights, privileges, restrictions and conditions attaching to the Common Shares, each Additional Class of Shares or any other shares of the Company that are set out in the Articles are deemed to be set out and incorporated in full in this Memorandum.

11.	DEFINITIONS

Unless otherwise defined or the context otherwise requires, capitalized words in this Memorandum that are not otherwise defined herein are as defined in the Articles annexed hereto.

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We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association on the 10th February, 2017:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

Per: Michael Wood
For and on behalf of
Codan Trust Company (B.V.I.) Ltd.

BVI Company Number: 1936519

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT

ARTICLES OF ASSOCIATION

OF

Despegar.com, Corp.

(a company limited by shares)

TABLE OF CONTENTS

INTERPRETATION

1.	Definitions	1

SHARES

2.	Power to Issue Shares	8

3.	Power of the Company to Purchase its Shares	8

4.	Certificates for Shares	8

5.	Fractional Shares	10

6.	Registered Shareholders	10

7.	Transfer of Registered Shares	10

8.	Transmission of Registered Shares	11

9.	Division and Combination of Shares	11

10.	Fixing a Record Date	12

SHAREHOLDER MEETINGS

11.	Meetings of Shareholders	12

DIRECTORS

12.	Directors	24

NOTICES

13.	Notices	33

OFFICERS

14.	Officers and Agents	35

15.	The Chairman Of The Board	35

16.	The President and Vice Presidents	36

17.	The Secretary and Assistant Secretary	36

18.	The Treasurer And Assistant Treasurers	37

DISTRIBUTIONS

19.	Distributions and Dividends	37

20.	Reserve for Distributions	38

GENERAL PROVISIONS

21.	Checks	39

22.	Fiscal Year	39

23.	Corporate Seal	39

DIRECTOR CONFLICTS AND INDEMNIFICATION

24.	Indemnification	39

25.	Conflicts of Interest	41

26.	Expedia Directors	42

CORPORATE RECORDS

27.	Documents to be Kept	43

ACCOUNTS

28.	Books of Account	44

29.	Form of Records	45

30.	Financial Statements	45

AUDITS

31.	Audit	45

32.	Appointment of Auditor	45

VOLUNTARY LIQUIDATION

33.	Liquidation	45

FUNDAMENTAL CHANGES

34.	Changes	46

35.	Continuation under Foreign Law	46

EXCLUSIVE JURISDICTION

36.	Exclusive Jurisdiction	46

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INTERPRETATION

1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	means the BVI Business Companies Act, 2004, as from time to time amended or restated;

Additional Class of Shares	has the meaning given in Clause 7 of the Memorandum;

Affiliates	as such term is defined in Rule 405 promulgated under the Exchange Act;

Annual Meeting	has the meaning given to it in Article 11.1(a);

Articles	means these Articles of Association as originally registered or as from time to time amended or restated;

Associates	as such term is defined in Rule 405 promulgated under the Exchange Act;

Available Board Seats	has the meaning given to it in Article 12.3(b)(i);

Beneficial Owners	as such term is defined in Rule 13d-3 promulgated under the Exchange Act;

Board of Directors or Board	means the board of directors appointed or elected pursuant to these Articles and acting by Resolution of Directors or, where the context so requires, acting by Special Resolution of Directors;

Candidates	has the meaning given to it in Article 12.3(b)(i);

Chairman	means the Chairman of the Board of Directors appointed pursuant to Article 14.1 from time to time or, where the context requires, a person acting as Chairman pursuant to Article 15.2;

Class I Directors	has the meaning given to it in Article 12.2;

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Class II Directors	has the meaning given to it in Article 12.2;

Class III Directors	has the meaning given to it in Article 12.2;

Common Shares	has the meaning given in Clause 5 of the Memorandum;

Company	means Despegar.com, Corp.;

Derivative Instrument	means any option, warrant, convertible security, share appreciation right, swap, hedge, stock borrowing agreement, contract for difference, synthetic interest or other contractual right relating to any class or series of shares of the Company, including without limitation (i) any right whose value is linked to the price of any class or series of shares of the Company or which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares or otherwise; (ii) any other direct or indirect right, agreement, understanding or arrangement to profit or share in any profit derived from any increase or decrease in the value of any class or series of shares of the Company; and (iii) any right, agreement, understanding or arrangement that increases or decreases the voting power or distribution rights of any person or entity with respect to any class or series of shares of the Company;

Dispute	has the meaning given to it in Article 36.4;

Distribution	means: (a) the direct or indirect transfer of an asset, other than the Company’s own shares, to or for the benefit of a Member; or (b) the incurring of a debt to or for the benefit of a Member;

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in relation to shares held by a Member and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend, but shall exclude a purchase, redemption or other acquisition of the Company’s shares specified in section 63 of the Act and any surrender of shares pursuant to section 59(1A) of the Act;

Exchange Act	the Securities Exchange Act of 1934 of the United States (as amended from time to time);

Expedia	has the meaning given to it in Article 26.1;

Expedia Director	has the meaning given to it in Article 26.1;

Family Member	any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, civil law partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships;

Independent	means, in relation to any individual, that the person would be eligible to serve on an audit committee pursuant to the applicable requirements of Section 10A(m)(1) of the Exchange Act and Rule 10A-3 promulgated thereunder;

IPO Date	means the date on which the Company’s Common Shares are first traded on the New York Stock Exchange;

Member	means a person whose name is entered in the register of members as the holder of one or more shares in the Company;

Memorandum	means the Memorandum of Association of the Company as originally registered or as from time to time amended or restated;

Potential Business Opportunity	has the meaning given to it in Article 26.2;

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Proposing Shareholder	has the meaning given to it in Article 11.4;

Proposing Shareholder Parties	means, in relation to any Proposing Shareholder, collectively, the Proposing Shareholder and the Beneficial Owner(s) of all the shares in respect of which the any proposal or nomination is made, if any, and the Proposing Shareholder’s and Beneficial Owners’ respective Affiliates, Associates, Family Members and others acting in concert with any of the foregoing and “Proposing Shareholder Party” means any one of them;

Relevant Provisions	means (i) Clause 4, Clause 7 and Clause 9 of the Memorandum; (ii) Articles 2, 3, 10, 11.1 to 11.14 (inclusive), 12, 14, 19.1 to 19.3 (inclusive), 24, 25, 26, 31, 32, 33, 34, 35 and 36 of the Articles; and (iii) all definitions relating to such provisions, including, without limitation, the following definitions in this Article 1.1: Distribution, Derivative Instrument, IPO Date, Proposing Shareholder Parties, Resolution of Directors, Resolution of Members, Special Resolution of Directors, Special Resolution of Members, Transfer Agent and this definition of Relevant Provisions;

Relevant Time	has the meaning given to it in Article 12.2(b);

Representative	has the meaning given to it in Article 11.16(g);

Requisition Notice	has the meaning given to it in Article 11.3(b);

Requisitioning Shareholders	has the meaning given to it in Article 11.3(b)(ii);

Resolution of Directors

means:

(i) a resolution approved at a duly constituted and quorate meeting of directors (or of a committee of directors, as the case may be) by the affirmative vote of those directors who are entitled to attend and are present at the meeting and who are entitled to cast not less than a simple majority of the votes at the meeting; or

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(ii) a resolution consented to in writing by all of the directors (or all of the members of a committee of directors, as the case may be) who are entitled to vote on the resolution and adopted in accordance with Article 12.10;

Resolution of Members	means a resolution approved at a duly constituted and quorate meeting of Members by the affirmative vote of not less than a simple majority of the votes of those Members present at the meeting and entitled to vote and voting on the resolution, provided always that a Resolution of Members may not be adopted or consented to in writing at any time;

Restricted Potential Business Opportunity	has the meaning given to it in Article 26.2;

Seal	means the common seal of the Company;

SEC	the U.S. Securities and Exchange Commission;

Securities Act	the Securities Act of 1933 of the United States, as amended from time to time;

Secretary	means the person appointed to perform any or all of the duties of secretary of the Company and, where the context allows, includes any deputy or assistant secretary and any person appointed by the Board of Directors to perform any of the duties of the Secretary;

Shareholder or shareholder	means a Member;

Special Meeting	has the meaning given to it in Article 11.2;

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Special Resolution of Directors

means:

(i) a resolution approved at a duly constituted and quorate meeting of directors (or of a committee of directors, as the case may be) by the affirmative vote of those directors who are entitled to attend and are present at the meeting and who are entitled to cast not less than two-thirds (66 2/3%) of the votes at the meeting; or

(ii) a resolution consented to in writing by all of the directors (or all of the members of a committee of directors, as the case may be) who are entitled to vote on the resolution and adopted in accordance with Article 12.10;

Special Resolution of Members	means a resolution approved at a duly constituted and quorate meeting of Members by the affirmative vote of not less than two-thirds (66 2/3%) of the votes of those Members present at the meeting and entitled to vote and voting on the resolution, provided always that a Special Resolution of Members may not be adopted or consented to in writing without a meeting at any time;

Transfer Agent	means the transfer agent and registrar appointed by the Company by Resolution of Directors from time to time, which shall initially be Computershare with effect from the IPO Date; and

voting commitment	has the meaning given to it in Article 11.5(b)(ix).

1.2	In these Articles, where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	a reference to voting in relation to shares shall be construed as a reference to voting by Members holding the shares, except that it is the votes allocated to the shares that shall be counted and not the number of Members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction;

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(e)	a reference to election of a person as a director shall be construed to include re-election of an existing director whose term in office is due to expire in accordance with these Articles;

(f)	a reference to money is, unless otherwise stated, a reference to United States Dollars;

(g)	unless expressly stated, a reference to days (i) shall be a reference to calendar days and, for the avoidance of doubt, shall include both business days and non-business days; and (ii) shall not be construed as being a reference to clear days;

(h)	the words:-

(i)	“may” shall be construed as permissive; and

(ii)	“shall” shall be construed as imperative;

(i)	any phrase introduced by the terms including, include or in particular (or any similar expression) shall be construed as illustrative and shall not limit the sense of the words preceding those terms and the rule known as the ejusdem generis rule shall not apply to the Memorandum or these Articles;

(j)	a reference to a statutory provision shall be deemed to include any amendment thereto, re-enactment thereof, successor thereto and the rules and regulations promulgated thereunder;

(k)	unless otherwise provided herein or the context otherwise requires, words or expressions defined in the Act shall bear the same meaning in these Articles; and

(l)	a reference to an “Article” shall be a reference to an article of these Articles and a reference to a “Clause” shall be a reference to a clause of the Memorandum.

1.3	In these Articles expressions referring to “writing”, “written” or their cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail, other electronic means and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.

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SHARES

2.	Power to Issue Shares

Subject to the provisions of the Memorandum and the rights of any Additional Class of Shares, the unissued shares of the Company shall be at the disposal of the Board of Directors. Without prejudice to Clause 7 of the Memorandum, the Board may (i) offer, allot, issue or grant options or other rights over shares; (ii) grant restricted share units, phantom awards, share appreciation rights and other equity awards and interests; and (iii) otherwise dispose of the shares and equity interests of the Company, in each case to such persons, at such times, for such consideration (which may be money or otherwise) and upon such other terms and conditions as the Company may by Resolution of Directors determine. Without limitation to the foregoing, the Board of Directors may issue shares and other equity interests subject to such contractual restrictions and limitations as is agreed with the relevant Member, which contractual restrictions and limitations shall be enforceable by the Company against such Member in accordance with their terms.

3.	Power of the Company to Purchase its Shares

Subject to the Act and these Articles, the Company may by Resolution of Directors, at any time and on such terms as shall be determined by the Board, purchase, redeem or otherwise acquire and hold its own shares (a) with the prior written consent of the holder of such shares (which consent may be given by agreement in advance and may be either unconditional or conditional); or (b) in accordance with the terms and conditions of such class of shares or the terms and conditions upon which such class of shares are issued, in each case without the consent of the holder of such shares. The Company may enter into agreements with the Members or any Member giving it the right, or requiring it, to purchase, redeem or otherwise acquire the shares of that Member (whether unconditionally or conditionally upon the happening of certain events). Sections 60, 61 and 62 of the Act shall not apply to the Company. Subject to the Act, a share that the Company purchases, redeems or otherwise acquires may be cancelled or held by the Company as a treasury share.

4.	Certificates for Shares

4.1	Share Certificates.

(a)	With effect from the IPO Date no holder of shares of any class in the Company shall have the right to require issuance or provision to it at any time of any certificate in respect of the shares of any class owned by him in the Company. If the Company does nevertheless by Resolution of Directors elect to issue share certificates, the certificates shall be: (a) signed by at least one director, the Secretary of the Company or such other person who may be authorised by Resolution of Directors to sign share certificates; or (b) shall be under the common seal of the Company, with or without the signature of any director.

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(b)	Certificates may be issued for partly paid shares and in such case upon the face or back of the certificates issued to represent any such partly paid shares, the total amount of the consideration to be paid therefor, and the amount paid thereon shall be specified.

(c)	If a holder of shares of any class in the Company received one or more certificates at any time prior to the IPO Date in respect of any shares of any class owned by him in the Company, such holder shall return the originals of all such certificates to the Company for cancellation promptly upon request to do so by the Company or, if earlier, at the time of any transfer or purported transfer or other disposition of such shares. The Company may by Resolution of Directors unilaterally cancel any original share certificates issued prior to the IPO Date that are not promptly returned upon request by the Company. Any certificates so cancelled shall be null and void and, for the avoidance of doubt, Article 4.4 shall apply in respect of any such cancelled share certificates that are not returned to the Company.

4.2	Facsimile Signatures. Any or all of the signatures or the common seal on the certificate may be facsimile. In the event that any officer, Transfer Agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, Transfer Agent or registrar before such certificate is issued, the certificate may be issued by the Company with the same effect as if such officer, Transfer Agent or registrar were still acting as such at the date of issue.

4.3	Lost Certificates. The Board of Directors may in its sole and absolute discretion direct a new certificate or certificates to be issued in place of and/or register as cancelled any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. If and when authorizing such issuance of a new certificate or certificates and/or cancellation, the Board of Directors may, in its discretion and as a condition precedent to the issuance and/or cancellation, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4	Indemnity. Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its directors and officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof.

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5.	Fractional Shares

The Company may issue fractional shares and a fractional share shall have the corresponding fractional rights, obligations and liabilities of a whole share of the same class or series of shares.

6.	Registered Shareholders

6.1	The Company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, to vote as such owner, to hold liable for calls and assessments and for all other purposes in respect of such shares a person registered on its books as the owner of such shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof.

6.2	Without limitation to the foregoing, the Company may treat the holder of a registered share as the only person entitled to:

(a)	exercise any voting rights attaching to the share;

(b)	receive notices in respect of the share;

(c)	receive a Distribution in respect of the share; and

(d)	exercise other rights and powers attaching to the share.

7.	Transfer of Registered Shares

7.1	For so long as the shares of the Company are listed on the New York Stock Exchange or any other recognised exchange, the shares of the Company may be freely transferred without the need for a written instrument of transfer provided that the transfer is carried out in accordance with the (i) laws, rules, procedures and other requirements applicable to shares registered on the relevant exchange and section 54A of the Act; and (ii) rules, procedures and requirements imposed by the Transfer Agent.

7.2	If at any time the shares of the Company are not listed on the New York Stock Exchange or any other recognised exchange, shares in the Company shall only be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee. The instrument of transfer shall also be signed by the transferee if registration as a holder of the share imposes a liability to the Company on the transferee. The instrument of transfer shall be sent to the Company for registration.

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8.	Transmission of Registered Shares

8.1	The executor or administrator of the estate of a deceased Member, the guardian of an incompetent Member, the liquidator of an insolvent Member or the trustee of a bankrupt Member shall be the only person recognised by the Company as having any title to the Member’s share.

8.2	Any person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence, insolvency or bankruptcy of any Member may be registered as a Member upon such evidence being produced as may reasonably be required by the Board of Directors and the Transfer Agent. An application in writing by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of the share of the deceased, incompetent, insolvent or bankrupt Member and the Board of Directors and Transfer Agent shall treat it as such.

8.3	Any person who has become entitled to a share or shares in consequence of the death, incompetence, insolvency or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share and such request shall likewise be treated as if it were a transfer.

8.4	A person becoming entitled by operation of law or otherwise to a share in consequence of the death, incompetence, insolvency or bankruptcy of any Member shall be entitled to receive and may give a discharge for all dividends and other moneys payable on or in respect of the share, but he shall not be entitled to receive notice of or to attend or vote at meetings of shareholders of the Company or, save as aforesaid, to any of the rights or privileges of Member unless and until he shall have become a Member in respect of the share. Notwithstanding the foregoing, the share may be transferred as aforesaid even though the person becoming entitled by operation of law or otherwise to the share is not a shareholder at the time of the transfer.

9.	Division and Combination of Shares

9.1	Subject to the Act, the Company may from time to time by Resolution of Directors:

(a)	divide its shares, including issued shares, into a larger number of shares; or

(b)	combine its shares, including issued shares, into a smaller number of shares.

9.2	A division or combination of shares, including issued shares, of a class shall be for a larger or smaller number, as the case may be, of shares in the same class.

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10.	Fixing a Record Date

In order that the Company may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors may fix a record date which shall not be more than sixty (60) nor less than five (5) days before the date of such meeting, nor more than sixty (60) days prior to any other action. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in their discretion fix a new record date for the adjourned meeting.

SHAREHOLDER MEETINGS

11.	Meetings of Shareholders

11.1	Annual Meetings.

(a)	The Company shall hold an annual meeting of shareholders designated as such by the Board of Directors (each, an “Annual Meeting”). Following the IPO Date, the first Annual Meeting of the Company shall take place on a date to be determined by the Board of Directors which shall not be later than December 31 in 2018 (or such other date determined by Resolution of Directors and notified to shareholders) and thereafter an Annual Meeting shall be held in each calendar year.

(b)	Only the Board of Directors may convene an Annual Meeting. All Annual Meetings shall be held at such date, time and place, either within or outside the British Virgin Islands, as shall be determined from time to time by the Board of Directors and stated in the notice of the meeting or in a duly adopted waiver of notice thereof.

(c)	The business of an Annual Meeting shall be the election of directors for those Board seats whose terms expire at such meeting and any other items of business proposed by the Board of Directors and/or otherwise duly proposed in accordance with these Articles.

11.2	Special Meetings.

(a)	Any meeting of shareholders which is not an Annual Meeting shall be designated as a “Special Meeting”. A Special Meeting may be held at such date, time and place, either within or outside the British Virgin Islands, as shall be stated in the notice of the meeting or in a duly adopted waiver of notice thereof.

(b)	Special Meetings may only be called:

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(i)	by the Board of Directors at their own initiative and in their sole discretion; or

(ii)	by the Board of Directors upon receiving a written request from a shareholder or shareholders that complies with Article 11.3 below.

(c)	Special Meetings called pursuant to Article 11.2(b)(i) shall be for the purposes and business stated in the notice of the Special Meeting. Special Meetings called pursuant to Article 11.2(b)(ii) shall be for the purposes and business determined in accordance with Article 11.3.

(d)	For the avoidance of doubt, directors of the Company may only be elected and appointed in accordance with Article 12.3 and no director may be appointed or elected at a Special Meeting.

11.3	Requisition of Special Meetings by Shareholders.

(a)	A meeting of shareholders shall be convened by the Board of Directors in accordance with, and subject to the terms and conditions of, this Article 11.3 if requested in writing to do so by shareholders entitled to exercise at least 30% of the voting rights in respect of the matter for which the meeting is requested.

(b)	Any written request from shareholders to the Company pursuant to Article 11.3(a) (a “Requisition Notice”) shall:

(i)	specify the proposed business of the Special Meeting and otherwise comply with the requirements set-out in Article 11.4 (to the extent applicable to a Special Meeting) and Article 11.6 (as applicable); and

(ii)	bear the name, address and signature of the shareholders requesting the Special Meeting (the “Requisitioning Shareholders”) and the number of shares legally and beneficially owned by each Requisitioning Shareholder.

(c)	A Requisition Notice, once received by the Company, cannot be amended, varied, supplemented or revoked without the prior written consent of the Board of Directors.

(d)

Upon receipt of a Requisition Notice, the Board of Directors shall convene the requested Special Meeting for a date not later than 90 days after the date of receipt of the Requisition Notice; provided, however, that the directors may in their sole and absolute discretion disregard the Requisition Notice and not convene the requested meeting in the event that (i) the Requisition Notice is not signed by shareholders holding at least 30% of the voting rights in respect of the matter for which the meeting is requested at the time the Requisition Notice

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is received by the Company; (ii) the Requisition Notice does not comply with Article 11.3(b); or (iii) the proposed business does not constitute a proper matter for shareholder action at a Special Meeting (and, in the event that only some of the proposed business does not constitute a proper matter for shareholder action at a Special Meeting, such business may be excluded from any notice of the Special Meeting).

11.4	Shareholder Proposals. A shareholder who proposes or wishes to propose any business or other matter to be considered at a meeting of shareholders or who otherwise brings or wishes to bring any business or other matter before a meeting of shareholders (a “Proposing Shareholder”) must:

(a)	in the case of any business or other matter to be considered at an Annual Meeting, notify the Company in writing by not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting (provided that if the Company did not have an Annual Meeting the preceding year not later than the close of business on June 30 of the calendar year in which the Annual Meeting is to be held or such other date notified to shareholders by the Board of Directors); and

(b)	in the case of any business or other matter to be considered at a Special Meeting convened pursuant to 11.2(b)(ii), include notice of such business or matter in the Requisition Notice;

and in each case (x) the notice must comply with, and include the information required by, Article 11.5 and Article 11.6 (as applicable) and the Proposing Shareholder(s) must comply with Article 11.5(c) and Article 11.7 (as applicable); and (y) the proposed business or other matter must constitute a proper matter for shareholder action at the Annual Meeting or Special Meeting (as applicable), failing either of which the directors may in their sole and absolute discretion disregard and exclude from the meeting of shareholders the business or other matter proposed by the shareholder (in whole or in part). Without the prior permission of the Board of Directors, a shareholder may not propose any business or other matter for a Special Meeting convened pursuant to Article 11.2(b)(i).

11.5	Nominations of Directors:

(a)	Nominations of persons for election or re-election as directors of the Company at an Annual Meeting may only be made by (i) the Board of Directors (acting in its sole and absolute discretion); or (ii) any shareholder (or shareholders collectively) holding not less than three per cent. (3%) of the voting rights that may be exercised at the Annual Meeting entitled to attend and vote at such meeting and who complies with Article 11.4(a) and this Article 11.5.

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(b)	Any Proposing Shareholder(s) who are entitled and wish to nominate a person for election as a director of the Company pursuant to Article 11.5(a)(ii) must provide to the Company the following documentation and information by the deadline specified in Article 11.4(a):

(i)	such person’s written confirmation they are not disqualified for appointment as a director pursuant to section 111 of the Act;

(ii)	such person’s written consent to act as a director of the Company with effect from the time of his or her appointment, which shall include all information specified by section 118A of the Act and must enclose a notarized copy of the photo page of such person’s passport or driver’s licence and a utility bill dated not more than 45 days prior to the date of the Proposing Shareholders’ notice to the Company;

(iii)	such person’s curriculum vitae, which shall be in customary form and shall state all directorships, offices and employment that the person has held in the past 10 years;

(iv)	a written statement confirming the place of birth, all citizenships held and all places of residence and tax residencies of such person;

(v)	a written statement as to whether or not such person is Independent;

(vi)	such person’s written consent to being named in the proxy statement as a candidate for election;

(vii)	a written statement setting out all direct and indirect compensation, remuneration and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the Proposing Shareholder and each other Proposing Shareholder Party on the one hand, and each proposed nominee, and/or his or her respective Affiliates, Associates, Family Members and/or others acting in concert with any of the foregoing, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 7B of the Form 20-F promulgated under the Exchange Act if each Proposing Shareholder Party were the “registrant” for the purposes of such rule and the nominee were a director or executive officer of such registrant;

(viii)	all other information that is required to be in Item 6 of the Form 20-F promulgated under the Exchange Act;

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(ix)	a written representation agreement (in a form provided by the Secretary) from such person confirming that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director, will act or vote on any issue or question pertaining in any way to the Company (a “voting commitment”) that has not been disclosed in the representation agreement; or (2) any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary or other director’s duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company (including, without limitation, any Proposing Shareholder Party) with respect to any direct or indirect compensation, reimbursement, financial incentive or indemnification in connection with service or action as a director that has not been disclosed in the representation agreement, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share trading policies and guidelines of the Company; and

(x)	a written statement setting out the information required by Article 11.6(f) in respect of each Proposing Shareholder Party.

(c)	The Board of Directors may require any proposed nominee to furnish such other documentation and/or information as it may require (i) to determine the eligibility of such proposed nominee to serve as a director, including with respect to qualifications established by any committee of directors and the matters referred to in Article 11.5(d) below; (ii) to determine whether such nominee qualifies as Independent or as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company; (iii) to verify the place of birth, citizenship, tax residencies and countries of residence of the proposed nominee; or (iv) that could otherwise be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

(d)

If the Board of Directors determines by Resolution of Directors that: (i) a person nominated by a shareholder for election as a director of the Company is not qualified, does not have the requisite experience, has a conflict of interest or is otherwise unsuitable or unfit for office; or (ii) the election of such person may (A) give rise to a material risk that the Company’s (and/or its subsidiaries’ respective) brands, businesses, reputation and/or commercial relationships

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would be adversely affected; (B) result in the Company not having a sufficient number of directors who are Independent for the purposes of its audit committee; or (C) give rise to a material risk that the Company would lose is status as a “foreign private issuer” as defined in Rule 405 of Regulation C under the Securities Act and Rule 3b-4 under the Exchange Act, it may refuse to accept the nomination of such person and, upon such determination by the Board of Directors, such a person shall be deemed to be disqualified from being a director of the Company pursuant to section 111(1)(e) of the Act and shall not be put forward as a Candidate at any Annual Meeting. In the case of items (B) and (C) above, if for any reason the Board of Directors is not able to make such a determination until the Annual Meeting takes place (including, without limitation, because such a determination may depend on what happens in the election for each Available Board Seat at the Annual Meeting), the Board may by Resolution of Directors (x) refuse to accept the nomination of such person upon the occurrence of certain events and/or conditionally upon certain contingencies arising; or (y) refuse to accept the nomination at the Annual Meeting (and the Chairman shall have the power to adjourn the Annual Meeting to allow the Board of Directors to consider such a matter). If such a determination by the Board of Directors becomes effective or a final determination is made at an Annual Meeting, such a person shall be deemed to be disqualified from being a director of the Company pursuant to section 111(1)(e) of the Act and shall immediately cease to be a Candidate at the Annual Meeting (notwithstanding the fact that such person’s candidacy was included in the notice of the Annual Meeting).

11.6	Other Business Proposed by Shareholders: If a Proposing Shareholder wishes to propose any business or other matter pursuant to Article 11.4 other than the nomination of a person or persons for election as a director, the Proposing Shareholder shall provide the following information and documentation with its notice to the Company by the applicable deadline specified in Article 11.4:

(a)	a brief description of the business or other matter desired to be brought before the meeting;

(b)	the reasons for conducting such business or other matter at the meeting;

(c)	the text of the proposal or business or other matter, including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Memorandum and/or these Articles, the language of the proposed amendment;

(d)	any material interest of the Proposing Shareholder and each other Proposing Shareholder Party in such business or other matter;

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(e)	a description of all agreements, arrangements and understandings between the Proposing Shareholder Parties, on the one hand, and any other person or persons (including their names), on the other, in connection with the proposal of such business or other matter by the Proposing Shareholder; and

(f)

as to each Proposing Shareholder making the proposal: (i) the name and address of the Proposing Shareholder, as it appears on the register of members of the Company, and of the Beneficial Owner(s), if any, (ii) (A) the class and number of shares that are, directly or indirectly, owned beneficially and/or of record by the Proposing Shareholder and each other Proposing Shareholder Party, (B) any Derivative Instrument directly or indirectly owned beneficially and/or held by the Proposing Shareholder and each other Proposing Shareholder Party; (C) any proxy, contract, arrangement, understanding or relationship pursuant to which the Proposing Shareholder and/or any Proposing Shareholder Party has a right to vote any shares of the Company, (D) any short interest in any security of the Company directly or indirectly owned beneficially by the Proposing Shareholder and each other Proposing Shareholder Party (for the purposes of this Article, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through a contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any right to dividends or other distributions on the shares directly or indirectly owned beneficially by the Proposing Shareholder and each other Proposing Shareholder Party, which right is separated or separable from the underlying shares, (F) any interest in shares or Derivative Instruments held directly or indirectly by a general or limited partnership in which the Proposing Shareholder or any other Proposing Shareholder Party is a general partner or with respect to which the Proposing Shareholder and any other Proposing Shareholder Party, if any, directly or indirectly beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) to which the Proposing Shareholder or any other Proposing Shareholder Party is entitled to based on any increase or decrease in the value of shares of the Company or pursuant to any Derivative Instrument, if any; in each case with respect to the information required to be included in the notice pursuant to (A) through (G) above, as of the date of such notice and including, without limitation, any such interests held by members of the Proposing Shareholders and each other Proposing Shareholder Party (which information shall be supplemented by the Proposing Shareholder (y) not later than ten (10) days after the record date for the relevant meeting to disclose such ownership and interests as of the record date and (z) ten (10) days before the relevant meeting date), (iii) a representation whether the Proposing Shareholder and/or any Proposing Shareholder Party, if any, intends or is part of a group that intends (A) to deliver a proxy statement

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and/or form of proxy to holders of at least the percentage of the Company’s outstanding shares required to approve or adopt the proposal or elect the nominee or (B) otherwise to solicit proxies from shareholders in support of such proposal; and (iv) a certification regarding whether the Proposing Shareholder and each other Proposing Shareholder Party, if any, have complied with all applicable legal requirements and the Memorandum and the Articles in connection with the Proposing Shareholder’s and each other Proposing Shareholder Party’s acquisition of shares or other securities of the Company and/or their acts or omissions as a shareholder of the Company and that all information provided to the Company pursuant to these Articles is true, complete and accurate.

11.7	Other Documentation and/or Information. The Board of Directors may require a Proposing Shareholder to furnish such other documentation and/or information as it may require (i) to establish or verify the information required by Article 11.6; or (ii) that could otherwise be material to a reasonable shareholder’s understanding of the business or other matter proposed by the Proposing Shareholder.

11.8	Notice of Meeting. Written notice of any shareholder meeting stating the place, date (and, if applicable, the record date for determining Members entitled to attend and vote at the meeting) and time of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communication, if any, by which shareholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each shareholder entitled to vote at such meeting and each director not fewer than ten (10) nor more than one hundred and twenty (120) days before the date of the meeting in any means permitted under the Act and these Articles (including, without limitation, Article 13). The directors shall be entitled to receive notice of, attend and be heard at meeting of Members. The inadvertent failure or accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the shareholder meeting or the proceedings at that meeting. Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the register of members and notice so given shall be sufficient notice to all the holders of such shares. Notwithstanding the foregoing, a meeting of Members held in contravention of the notice requirements set out in this Article 11.8 is valid if shareholders holding a ninety percent (90%) majority of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a shareholder at the meeting shall be deemed to constitute waiver on his part.

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11.9	Changes to Meetings: The Board of Directors may postpone, reschedule or cancel any Annual Meeting or any Special Meeting convened at the initiative of the Board of Directors in respect of which notice has previously been given by giving notice to the shareholders. A Special Meeting convened pursuant to any Requisition Notice may be postponed, rescheduled or cancelled by the Board with the agreement of the Requisitioning Shareholders.

11.10	Business Transacted at Meeting. Business transacted at any meeting of shareholders shall be limited to the purposes stated in the notice.

11.11	Quorum; Meeting Adjournment; Presence by Remote Means.

(a)	Quorum; Meeting Adjournment. A meeting of shareholders is duly constituted and quorate if, at the commencement of the meeting, there are present in person or by proxy not less than a simple majority of the votes of the shares entitled to vote on the resolutions to be considered at the meeting. If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened pursuant to a Requisition Notice, shall be dissolved; in any other case it shall stand adjourned to such other date, time and place as the Chairman may determine and announce at the meeting (without the need for any further notice to shareholders). At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

(b)	Presence by Remote Means. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, shareholders and proxyholders not physically present at a meeting of shareholders may, by means of telephone, electronic means or other remote communication:

(i)	participate in a meeting of shareholders; and

(ii)

be deemed present in person and vote at a meeting of shareholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Company shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a shareholder or proxyholder, (b) all shareholders and proxyholders participating in the meeting are able to hear each other and the Company shall implement reasonable measures to

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provide such shareholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the shareholders, including an opportunity to hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any shareholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Company.

11.12	Voting Thresholds. When a quorum is present at any meeting, the vote of the holders of a majority of the shares having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Act or the Memorandum or these Articles a Special Resolution of Members or a different vote is required (including, without limitation, pursuant to Article 12.3), in which case such express provision shall govern and control the decision of such question.

11.13	Number of Votes Per Share. Subject always to the rights of any Additional Class of Shares in issue from time to time, each shareholder shall at every meeting of the shareholders be entitled to one vote by such shareholder or by proxy for each Common Share, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

11.14	No Action Permitted by Written Consent of Shareholders. Any action required or permitted to be taken at any meeting of the shareholders and any Resolution of Members or Special Resolution of Members must be taken and/or adopted at a meeting of the shareholders and cannot be taken in writing in lieu of a meeting of the shareholders.

11.15	Procedure for Voting at Meetings

(a)	Unless the Chairman otherwise determines, at any meeting of Members a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any Additional Class of Shares or other class of shares and subject to the provisions of the Memorandum and these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such vote by raising his hand. At any meeting of Members a declaration by the Chairman of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to these Articles, be conclusive evidence of that fact.

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(b)	If the Chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the Chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the Chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the Chairman shall thereupon cause a poll to be taken. The Chairman shall in his discretion determine the method and procedures for conducting and counting any poll. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the Chairman and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(c)	The following shall apply where shares are jointly owned: (a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member; (b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all of them; and (c) if two or more of the joint owners are present in person or by proxy they must vote as one.

(d)	A person entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way.

11.16	Instruments of Proxy and Representatives.

(a)	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

(b)	An instrument appointing a proxy shall be in such form as the Board of Directors may from time to time determine or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

(c)	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such instrument and power of attorney or other authority, shall be sent to the Company and/or the Transfer Agent in the manner specified in the notice of the meeting or in the instrument of proxy issued by the Company. Such documents must be deposited or sent so to be received by the Company and/or Transfer Agent (as applicable) by the time specified in the notice of the meeting or in the instrument of proxy issued by the Company. In the absence of any such specifications, such documents shall be delivered to the Transfer Agent not later than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote (or by such other time specified in the notice of the meeting). In the event of non-compliance with this Article, the instrument of proxy shall not be treated as valid and the votes cast by such proxy or on behalf of such person shall be disregarded unless otherwise determined by Resolution of Directors.

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(d)	A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, or the transfer of the share in respect of which the instrument of proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the registered office before the commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

(e)	A Member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf in respect of different shares.

(f)	The decision of the Chairman as to the validity of any appointment of a proxy shall be final.

(g)	Any person other than an individual which is a Member may by resolution in writing (certified or signed by a duly authorised person) of its directors or other governing body authorise such person as it thinks fit to act as its representative (in this Article, “Representative”) at any meeting of the Members or at the meeting of the Members of any class or series of shares and the Representative shall be entitled to exercise the same powers on behalf of the Member which he represents as that Member could exercise if it were an individual, and that Member shall be deemed to be present in person at any such meeting attended by its Representative.

(h)	The right of a Representative shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Board of Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Board of Directors may rely and act upon such advice without incurring any liability to any Member.

(i)	Notwithstanding the foregoing, the Chairman may accept such assurances as he thinks fit as to the right of any person to attend and vote at meetings on behalf of a company or other entity which is a Member.

11.17	Adjournment of Shareholder Meetings. Subject to Articles 11.5(d) and 11.11(a), (a) the Chairman may, if he determines circumstances require it or otherwise with the consent of Members holding a simple majority of the votes present at the meeting (notwithstanding that a quorum is not present), adjourn any meeting from time to time, and from place to place; (b) no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place; and (c) notice of the adjourned meeting shall, if necessary, be given in accordance with these Articles.

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DIRECTORS

12.	Directors

12.1	Number of Directors. With effect from the Relevant Time, the size of the Board of Directors shall be set at seven (7) directors, provided that the Board of Directors shall have the exclusive power by Resolution of Directors to increase or decrease the size of the Board of Directors from time to time (and, for the avoidance of doubt, the size of the Board of Directors may not be changed by the Members at any time (whether by Resolution of Members, Special Resolution of Members or otherwise)). No decrease in the number of directors shall shorten the term of any incumbent directors.

12.2	Classes of Directors.

(a)	With effect from the Relevant Time, the directors shall be divided into three classes, as nearly equal in number as possible, which classes shall be designated as the “Class I Directors”, “Class II Directors” and “Class III Directors” respectively. Subject to Article 12.2(b), the Board of Directors shall have the exclusive power by Resolution of Directors to determine the respective numbers of Class I Directors, Class II Directors and Class III Directors from time to time.

(b)	The initial Class I Directors, Class II Directors and Class III Directors shall be those directors of the Company identified and assigned to a class pursuant to the written resolution of members adopted prior to the time the Common Shares of the Company are first traded on the New York Stock Exchange and which first adopted these amended and restated Articles (the time such resolution is adopted being the “Relevant Time”). Thereafter, each director of the Company shall be assigned to a class of directors solely in accordance with Article 12.2(d) or Article 12.2(h) and the numbers of Class I Directors, Class II Directors and Class III Directors shall be determined solely by Resolution of Directors from time to time.

(c)	There is no distinction in the voting or other powers and authorities of directors of different classes; such classifications are solely for the purposes of the retirement by rotation provisions set out in this Article 12.2.

(d)

Subject to sub-Articles 12.2(e), (f), (g) and (h) below, each director shall be elected for a term of office expiring at the conclusion of the third succeeding Annual Meeting after their election or until their earlier death, resignation or

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removal. Each director elected or re-elected at an Annual Meeting shall automatically be allocated to the same class of directors as those directors whose term expires at the conclusion of such Annual Meeting in accordance with these Articles.

(e)	Each director designated as a Class I Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the first Annual Meeting held after the IPO Date.

(f)	Each director designated as a Class II Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the second Annual Meeting held after the IPO Date.

(g)	Each director designated as a Class III Director at the Relevant Time shall, unless his office is vacated earlier in accordance with these Articles, serve initially until the conclusion of the third Annual Meeting held after the IPO Date.

(h)	If:

(i)	the size of the Board of Directors is at any time increased pursuant to Article 12.1 above and the Board of Directors appoints one or more persons to fill such newly-created directorship(s) pursuant to Article 12.19 below, the new director shall be allocated to such class of directors as may be determined by, and in the exclusive discretion of, the Board of Directors acting by Resolution of Directors, provided that the number of directors in each class should be kept as nearly equal in number as possible; or

(ii)	a person is appointed as a director by the Board of Directors to fill a vacancy pursuant to Article 12.19 below, the new director shall be in the same class of directors as the class of the preceding director who vacated office.

12.3	Election of Directors.

(a)	A director of the Company may only be elected:

(i)	by a vote of the Members conducted in accordance with Article 12.3(b) at an Annual Meeting, provided always that (A) any such election shall only take place at an Annual Meeting at which the term of a class of directors expires in accordance with Article 12.2 (and such election shall only relate to that class of directors); and (B) the first such election shall take place at the first Annual Meeting after the IPO Date, at which the term of the initial Class I Directors expires in accordance with Article 12.2(e); or

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(ii)	pursuant to Article 12.19 below,

and in each case subject always to any upper limit on the number of directors prescribed pursuant to Article 12.1.

(b)	Directors shall be elected at an Annual Meeting by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The following procedure shall apply to such elections:

(i)	The notice of each Annual Meeting at which the term of a class of directors is expiring shall state:

(a)	the class of directors whose term is expiring, the number of directors currently in that class and the number of seats on the Board of Directors that shall be subject to an election at the Annual Meeting (the “Available Board Seats”); and

(b)	whether the directors whose term is expiring are standing for re-election and whether any other person has been duly nominated for election as a director in accordance with Article 11.5 (all such directors standing for re-election and all such nominees collectively being the “Candidates”).

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(ii)	The Chairman shall cause a poll to be taken for each Available Board Seat. The only available voting option on such poll shall be to vote “for” a particular Candidate or to “abstain” (and all “against” or similar votes shall be disregarded). All Candidates (except those already elected in accordance with this Article) shall be put forward for election as a director in respect of each Available Board Seat. In respect of each such poll, the Candidate receiving the highest number of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (notwithstanding that such votes may represent less than a majority of the votes represented at the meeting and may not constitute a Resolution of Members) shall be elected as a director for that Available Board Seat. Once a Candidate is elected as a director, the remaining Candidates who have not been elected as directors shall be put forward for the next Available Board Seat, with the Candidate receiving the highest number of votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors (notwithstanding that such votes may represent less than a majority of the votes represented at the meeting and may not constitute a Resolution of Members) for each such poll being elected as a director for that next Available Board Seat and so on until there are no more Available Board Seats.

(iii)	For the avoidance of doubt, if the number of Available Board Seats exceeds the number of Candidates the Board of Directors may fill the vacancy pursuant to Article 12.19 or reduce the size of the Board pursuant to Article 12.1.

(iv)	The Board of Directors may by Resolution of Directors confirm and approve the appointment of directors elected pursuant to this Article 12.3.

(c)	No person shall be appointed as a director unless he has consented in writing to act as a director.

(d)	A director shall not require a share qualification.

(e)	Each director shall hold office for the term set out in Article 12.2 above or until his earlier death, resignation or removal in accordance with these Articles.

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12.4	Board Authority.

(a)	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Board of Directors.

(b)	The Board of Directors has all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company and may exercise all the powers of the Company and do all such lawful acts and things as are not by statute or by the Memorandum or these Articles required to be exercised or done by the shareholders.

(c)	Without limiting the generality of the foregoing, the Board of Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking and property, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party. Subject to the provisions of the Act, all cheques, promissory notes, draft, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

12.5	Location of Meetings. The Board of Directors may hold meetings, both regular and special, either within or outside the British Virgin Islands.

12.6	Regular Meetings. Regular meetings of the Board of Directors may be held without additional notice being given to the directors at such time and at such place as shall from time to time be determined by the Board of Directors, provided the date, time and place of such regularly scheduled meeting has been notified to all directors in accordance with the procedures set forth for special meetings in Article 12.7.

12.7

Special Meetings. Special meetings of the Board of Directors may be called by any one director, the president, the treasurer or the Secretary upon notice to each director. Notice of any special meeting shall be given to each director at his business or residence in writing, or by telegram, facsimile transmission, telephone communication, email or other electronic transmission. Such notice shall be deemed adequately delivered and given to each director and to be reasonable: (a) if mailed, when deposited in the United States mail addressed to the director’s address stated on the register of directors, with postage thereon prepaid, at least seven (7) days before such meeting; (b) if sent by international courier, when prepaid and deposited with the courier company and addressed to the director’s address stated on the register of directors, at least three (3) days before such meeting (c) if by facsimile transmission, email or other electronic transmission, if sent at least twenty-four (24) hours before such meeting to the fax number or email address of the director; and (c) if by

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telephone, at least twelve (12) hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to the Memorandum and/or these Articles as provided under Clause 9 of the Memorandum or any proposal to remove a director pursuant to Article 12.15(b)(ii). A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

12.8	Voting Rights of Directors. Without prejudice to Article 12.17, each director shall have one vote on any Resolution of Directors, Special Resolution of Directors and any other action by the Board of Directors or any committee of the Board of Directors on which such director serves as a committee member. Notwithstanding anything to the contrary in the Memorandum of the Articles or in any agreement to which the Company is a party, all references to a majority or other proportion of the directors of the Company for purposes of establishing a quorum or the action of the Board of Directors shall be deemed to be references to a majority or such other proportion of the votes that all of the directors of the Company are entitled to cast in the aggregate in respect of the relevant matter.

12.9	Quorum. At all meetings of the Board of Directors, the presence of such directors as are entitled to cast a majority of the votes of all those directors of the Company who are entitled to be present at the meeting for the relevant business (and who are not disqualified from attending and/or voting) shall constitute a quorum for the transaction of the relevant business. Any act of a majority of the directors present at any meeting at which there is a quorum shall be an act of the Board of Directors, except as may be otherwise specifically provided by the Act or the Memorandum or these Articles (including, without limitation, where a Special Resolution of Directors is required). If a quorum is not present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

12.10	Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors (or of any committee thereof) may be taken without a meeting, without prior notice to the Company or any other person and without a vote, if a consent in writing setting forth the action so taken, is signed in a manner permitted by law by all of the directors (or all of the members of the committee of directors, as the case may be) who are entitled to vote on the action in question. A copy of such written consent shall promptly be sent to any director who was not entitled to vote on the action in question pursuant to these Articles and who has not consented to the resolution (if any).

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12.11	Telephonic Meetings. Members of the Board of Directors or any committee designated by the Board of Directors may participate in a meeting of the Board of Directors or any committee, by means of conference telephone or other means of communication (including electronic means) by which all persons participating in the meeting are able to hear each other, and such participation shall constitute presence in person at the meeting.

12.12	Committees.

(a)	Subject to the Act, the Board of Directors may designate one or more committees by Resolution of Directors, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(b)	Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it, but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the shareholders, any action or matter expressly required by the Act to be submitted to shareholders for approval; (ii) adopting, amending or repealing any provision of the Memorandum or these Articles; or (iii) the matters specified in section 110(2) of the Act.

(c)	With effect from the conclusion of the Company’s first Annual Meeting after the IPO Date, the Company’s audit committee must be made up of not less than three (3) directors who are Independent.

12.13	Minutes of Meetings. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

12.14	Compensation of Directors. The Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

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12.15	Removal of Directors.

(a)	This Article 12.15 shall apply to the exclusion of section 114(1), section 114(2), section 114(3) and section 114(5) of the Act, which shall not apply to the removal of directors of the Company.

(b)	A director of the Company may only be removed:

(i)	with Cause, by Special Resolution of Members at a duly convened and quorate meeting of members called for the stated purpose of removing the director or for stated purposes including the removal of the director; or

(ii)	with Cause, by Special Resolution of Directors (but excluding the votes by the director proposed to be removed from office from both the numerator and denominator in calculating whether the requisite proportion of votes have been obtained, and, for the avoidance of doubt, a resolution consented to in writing by two-thirds of those directors of the Company other than the director proposed to be removed from office (which must be more than one director) shall be effective to remove such director upon notice of that written resolution being given to all directors not consenting to the resolution);

in each case adopted in accordance with these Articles. A director may not be removed without Cause.

(c)	For the purposes of this Article 12.15, “Cause” shall have the generally-accepted meaning under, and be construed in accordance with, the laws of the State of Delaware (United States).

12.16	Exclusion of Expedia Directors. In any action, whether by vote at a meeting of the Board of Directors or a committee thereof or by written consent, relating to any transaction, agreement or arrangement with respect to which (i) Expedia is a counterparty or has a material economic interest in the counterparty or (ii) in the reasonable opinion of a majority of the members of the Board of Directors that are not designated or nominated by, or employed by, Expedia, there would exist a Conflict of Interest between the interests of Expedia, on the one hand, and that of the Company, on the other hand, the Expedia Directors may be excluded solely from the relevant portion of such Board or relevant committee meetings or relevant Resolution of Directors; provided, that Expedia shall be entitled to notice in writing of any such exclusion and the basis therefor. “Conflict of Interest” shall mean a specific material economic or competitive interest of Expedia in any potential transaction, agreement or arrangement of the Company that would be reasonably likely to materially impair the independence or objectivity of the Expedia Directors in the discharge of their responsibilities and duties to the Company, in light of their affiliation to Expedia.

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12.17	Alternate Directors. A director may at any time appoint any person (including another director) to be his alternate director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the director and deposited at the registered office or delivered at a meeting of the Board of Directors. The appointment of an alternate director shall terminate on the happening of any event which, if he were a director, would cause him to vacate such office or if his appointor ceases for any reason to be a director. An alternate director has the same rights as the appointing director in relation to any directors’ meeting and any written resolution circulated for written consent, save that he may not himself appoint an alternate director or a proxy. Any exercise by the alternate director of the appointing director’s powers in relation to the taking of decisions by the directors is as effective as if the powers were exercised by the appointing director. If an alternate director is himself a director or attends a meeting of the Board of Directors as the alternate director of more than one director, his voting rights shall be cumulative. Unless the Board of Directors determines otherwise, an alternate director may also represent his appointor at meetings of any committee of the directors on which his appointor serves; and this Article shall apply equally to such committee meetings as to meetings of the Board of Directors.

12.18	Resignation of Directors. A director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

12.19	Vacancies and Newly Created Directorships. The office of a director shall be vacated if the director is removed from office pursuant to these Articles, dies or becomes bankrupt or makes any arrangement or composition with his creditors generally, is or becomes of unsound mind or an order for his detention is made under the mental health laws of any jurisdiction, or resigns his office by notice in writing to the Company. The Board of Directors may act notwithstanding any vacancy in its number. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled exclusively by a Resolution of Directors of those directors then in office, notwithstanding that the directors passing such Resolution of Directors may represent less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office for the period contemplated in Article 12.2(h) and Article 12.2. The Board of Directors may determine that newly created directorships in a particular class of directors resulting from any increase in the authorized number of directors of that class shall be filled at the Annual Meeting at which elections are to take place for that class. If and only if there are no directors in office, then the Members may elect new directors by Resolution of Members to fill the vacancies. Subject to the foregoing, the continuing directors may act notwithstanding any vacancy in their body.

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12.20	Sole Director. If the Company shall have only one director the provisions herein contained for Board meetings shall not apply but such sole director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Members of the Company.

12.21	Additional Classes of Shares. The provisions of this Article 12 shall be subject to the rights of each Additional Class of Shares authorised and issued by Resolution of Directors pursuant to Clause 7 of the Memorandum, if any, to appoint and/or remove additional directors, which rights may be set-out in the Memorandum or in these Articles.

NOTICES

13.	Notices

13.1	Notice of Board Meetings and Director Notices. Notices of Board Meetings, and any other notice to be given to a director under the Act, the Memorandum or the Articles, may be given in the manner contemplated by Article 12.7.

13.2	Notice of Shareholder Meetings and Shareholder Notices. Unless otherwise provided in the Memorandum or these Articles, whenever, under the provisions of the Act or of the Memorandum or these Articles, notice is required to be given to any shareholder (including, without limitation, for the purposes of convening any meeting of shareholders), it shall not be construed to mean personal notice, but such notice may be given:

(a)	by mail, addressed to such shareholder, at his address as it appears on the register of members of the Company, with postage thereon prepaid, and such notice shall be deemed to be given on the seventh day after which the same shall be deposited in the United States mail;

(b)	by pre-paid courier service or registered mail, addressed to such shareholder, at his address as it appears on the register of members of the Company, and such notice shall be deemed to be given on the third day after which the same shall be deposited with the courier company or post office; or

(c)	in accordance with Article 13.3.

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13.3	Electronic Notice.

(a)	Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to shareholders, any notice, information or written statement to shareholders given by the Company under any provision of the Act, the Memorandum or these Articles shall be effective if given by a form of electronic transmission. Each person who is or who at any time becomes a Member or otherwise acquires any interest in shares of the Company shall be deemed to have notice of, and to have consented to, the provisions of this Article 13.3.

(b)	Effective Date of Notice. Notice given pursuant to Article 13.3(a) shall be deemed given: (1) if by facsimile telecommunication, when directed to a fax number at which the shareholder has provided to receive notice; (2) if by electronic mail, when sent to an electronic mail address which the shareholder has provided to receive notice; (3) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (4) if by any other form of electronic transmission (including, without limitation, such forms of electronic transmission notified to shareholders by the Transfer Agent from time to time), when directed to the shareholder. An affidavit of the Secretary or of the Transfer Agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c)	Form of Electronic Transmission. For purposes of the Memorandum and these Articles, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

13.4	Waiver of Notice. Without prejudice to Articles 11.8 and 12.7, whenever any notice is required to be given under the provisions of the Act or of the Memorandum or these Articles, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

13.5	Notice to the Company. Notice may be given to the Company as prescribed in the Act.

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OFFICERS

14.	Officers and Agents

14.1	Required and Permitted Officers. The officers of the Company shall be chosen by the Board of Directors by Resolution of Directors and shall be a president, treasurer and a secretary. The Board of Directors shall elect from among its members a Chairman of the Board and may (but shall not have any obligation to) elect from among its members a Vice-Chairman of the Board. The Board of Directors may (but shall not have any obligation to) also choose one or more vice presidents, assistant secretaries and assistant treasurers. Any number of offices may be held by the same person.

14.2	Appointment of Officers. The Board of Directors shall appoint a president, treasurer and a secretary and may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and, subject to the Act, shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

14.3	Authority of Directors, President and other Officers to Sign Documents. Each director, the president, the treasurer, the Secretary and each other person authorised by Resolution of Directors (an “Authorised Person”) may (acting jointly with any other Authorised Person) execute bonds, mortgages, deeds, powers of attorney, contracts requiring a seal, bank account opening documents and all other contracts, agreements and documents to be entered into by the Company that the Authorised Person reasonably believes are within the scope of his or her express or implied authority to act on behalf of the Company. Where there is any doubt as to the scope of such authority, the document shall not be executed by an Authorised Person until approved by Resolution of Directors.

14.4	Officer Compensation. The salaries and emoluments of all officers and agents of the Company shall be fixed by the Board of Directors.

14.5	Term of Office; Vacancies. The officers of the Company shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by Resolution of Directors. Any vacancy occurring in any office of the Company shall be filled by the Board of Directors.

15.	The Chairman Of The Board

15.1	Chairman Presides. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. Subject to the Act, he or she shall have and may exercise the powers of Chairman and such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law or these Articles.

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15.2	Absence of Chairman. In the absence of the Chairman of the Board (or if one is not elected), the Vice-Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the shareholders at which he or she shall be present. If there is no Vice-Chairman or the Vice-Chairman is absent, the president or such other director appointed by Resolution of Directors shall act as Chairman in such absence. Subject to the Act, he or she shall have and may exercise such powers as are, from time to time, assigned to him by the Board of Directors and as may be provided by law or these Articles.

16.	The President and Vice Presidents

16.1	Powers of President. The president shall be the chief executive officer of the Company; in the absence of the Chairman and Vice-Chairman of the Board he or she shall preside at all meetings of the shareholders and the Board of Directors; subject to the Act, he or she shall have general and active management of the business of the Company and shall see that all orders and resolutions of the Board of Directors are carried into effect.

16.2	Absence of President. In the absence of the president or in the event of his inability or refusal to act, the vice president, if any, (or in the event there be more than one vice president, the vice presidents in the order designated by the directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Subject to the Act, the vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

17.	The Secretary and Assistant Secretary

17.1	Duties of Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the Company and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he or she shall be. He or she shall have custody of the corporate seal of the Company and he or she, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Company and to attest the affixing by his signature.

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17.2	Duties of Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the Secretary or in the event of his inability or refusal to act, on written request perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

18.	The Treasurer And Assistant Treasurers

18.1	Duties of Treasurer. The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board of Directors.

18.2	Disbursements and Financial Reports. He or she shall disburse the funds of the Company as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings or when the Board of Directors so requires, an account of all his transactions as treasurer and of the financial condition of the Company.

18.3	Duties of Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

DISTRIBUTIONS

19.	Distributions and Dividends

19.1	The Board of Directors may, by Resolution of Directors, authorise a Distribution by the Company to Members at such time and of such an amount and pursuant to such method or methods of payment or other distribution as it thinks fit if it is satisfied, on reasonable grounds, that immediately after the Distribution, the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due. The resolution shall include a statement to that effect. Distributions may be paid in cash, in property or in shares.

19.2

The Board of Directors may determine that a Distribution shall be paid wholly or partly by the distribution of specific assets (which may consist of shares of the Company or securities of any other entity) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the Board of

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Directors may fix the value of such specific assets, may determine that cash payments shall be made to some Members in lieu of specific assets and may vest any such specific assets in a liquidating or other trust on such terms as the Board of Directors thinks fit.

19.3	The Board of Directors may deduct from Distributions payable to any Member any or all monies then due from such Member to the Company.

19.4	Notice of any Distribution that may have been authorised shall be given to each Member entitled to the Distribution in accordance with these Articles and all Distributions unclaimed for three years after having been authorised may be forfeited by Resolution of Directors for the benefit of the Company. All unclaimed Distributions may be invested or otherwise made use of by the Board of Directors for the benefit of the Company pending claim or forfeiture as aforesaid. No Distribution shall bear interest against the Company.

19.5	A Member may agree to waive its right to receive a dividend or other Distribution and, if such a waiver has been given to the Company in writing, the Company may retain such dividend or other Distribution for the benefit of the Company or pay such dividend or other Distribution to those Members that have not waived their rights to receive the dividend or other Distribution.

19.6	If two or more persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any Distribution payable in respect of such shares.

19.7	If, after a Distribution is authorised and before it is made, the directors cease to be satisfied on reasonable grounds that immediately after the Distribution the value of the Company’s assets exceeds its liabilities and the Company is able to pay its debts as they fall due, such Distribution is deemed not to have been authorised. A Distribution made to a Member at a time when, immediately after the Distribution, the value of the Company’s assets did not exceed its liabilities and the Company was not able to pay its debts as they fell due, is subject to recovery in accordance with the provisions of the Act.

20.	Reserve for Distributions

Before payment of any dividend, there may be set aside out of any funds of the Company available for dividends such sum or sums as the directors from time to time, in their sole discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Company, or for such other purposes as the directors think conducive to the interests of the Company, and the directors may modify or abolish any such reserve in the manner in which it was created.

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GENERAL PROVISIONS

21.	Checks. All checks or demands for money and notes of the Company shall be signed by such director, officer or officers or such other person or persons as the Board of Directors may from time to time designate.

22.	Fiscal Year. The fiscal year of the Company shall be the calendar year ending on December 31, or such other annual period as fixed by Resolution of Directors from time to time.

23.	Corporate Seal. The Board of Directors shall provide for the safe custody of the Seal. An imprint thereof shall be kept at the office of the registered agent of the Company. The Seal when affixed to any written instrument shall be witnessed by any one director, the Secretary or by any person or persons so authorised from time to time by Resolution of Directors.

DIRECTOR CONFLICTS AND INDEMNIFICATION

24.	Indemnification

24.1	To the fullest extent permitted by law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which the Company is permitted to provide indemnification under applicable law) through provisions in these Memorandum and Articles, agreements with such directors, officers agents or other persons, vote of disinterested directors or otherwise, subject only to limits created by the Act.

24.2	Any amendment, repeal or modification of Article 24.1 or Article 24.3 shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Company with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

24.3	Without prejudice to the foregoing, but subject to Article 24.4, the Company shall indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)	is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b)	is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

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24.4	Article 24.3 does not apply to a person referred to in that Article unless the person acted honestly and in good faith and in what he believed to be the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

24.5	The decision of the Board of Directors as to whether the person acted honestly and in good faith and in what he believed to be the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

24.6	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

24.7	If a person referred to in this Article has been successful in defence of any proceedings referred to therein, the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

24.8	Expenses, including legal fees, incurred by a director (or former director) in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the director (or former director, as the case may be) to repay the amount if it shall ultimately be determined that the director (or former director, as the case may be) is not entitled to be indemnified by the Company.

24.9	The indemnification and advancement of expenses provided by, or granted under, these Articles are not exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of disinterested directors or otherwise, both as to acting in the person’s official capacity and as to acting in another capacity while serving as a director of the Company.

24.10	The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability under Article 24.3. The Company’s obligation to provide indemnification under this Article 24 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Company or any other person.

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24.11	The foregoing provisions of this Article 24 shall be deemed to be a contract between the Company and each director or officer who serves in such capacity at any time while this Article is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

24.12	The Board of Directors in its sole discretion shall have power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he or she, his testator or intestate, is or was an officer or employee of the Company.

25.	Conflicts of Interest

25.1	Subject to Article 25.2, a director shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the Board of Directors, unless the transaction or proposed transaction (a) is between the director and the Company and (b) is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

25.2	A disclosure to the Board of Directors to the effect that a director is a member, director, officer, employee or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person or any of its affiliates, is a sufficient disclosure of interest in relation to that transaction.

25.3	A transaction entered into by the Company in respect of which a director is interested is voidable by the Company unless the director complies with Article 25.1 or (a) the material facts of the interest of the director in the transaction are known by the Members entitled to vote at a meeting of Members and the transaction is approved or ratified by a Resolution of Members; or (b) the Company received fair value for the transaction.

25.4	For the purposes of this Article, but subject to Article 25.2, a disclosure is not made to the Board of Directors unless it is made or brought to the attention of every director on the Board of Directors.

25.5	Subject to Article 12.16, a director who is interested in a transaction entered into or to be entered into by the Company is entitled to vote on a matter relating to the transaction, attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum, consent in writing to the transaction pursuant to Article 12.10 and sign a document on behalf of the Company, or do any other thing in his capacity as director that relates to the transaction.

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26.	Expedia Directors

26.1	The Company and the shareholders acknowledge that (i) certain directors of the Company have served and may serve as directors, officers, employees and agents of Expedia, Inc., a Washington corporation, or its affiliates (collectively, “Expedia” and such directors, the “Expedia Directors”), (ii) the Company and its affiliates may engage in the same, similar or related lines of business as those engaged in by Expedia and other business activities that overlap with or compete with those in which Expedia may engage, and (iii) the Company may have an interest in the same areas of business opportunity as Expedia. This Article 26 will, to the fullest extent permitted by law, regulate and define the conduct of business and affairs of the Company and its directors who are Expedia Directors in connection with any Potential Business Opportunities (as defined below).

26.2

If an Expedia Director is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company, in which the Company could, but for the provisions of this Article 26, have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”): (i) such Expedia Director will, to the fullest extent permitted by law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, have no duty or obligation to refrain from referring such Potential Business Opportunity to Expedia and, if such Expedia Director refers such Potential Business Opportunity to Expedia, such Expedia Director shall have no duty or obligation to refer such Potential Business Opportunity to the Company or any of its shareholders or give any notice to the Company or any of its shareholders regarding such Potential Business Opportunity; (ii) if such Expedia Director refers a Potential Business Opportunity to Expedia, such Expedia Director, to the fullest extent permitted by Law, and subject to compliance with the confidentiality obligations to which the Expedia Director is subject pursuant to any non-disclosure agreement entered into between such director and the Company, will not be liable to the Company or any of its shareholders as a director, shareholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to Expedia, or for any failure to give any notice to the Company or any shareholder regarding such Potential Business Opportunity or any matter relating thereto; (iii) Expedia may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to Expedia by an Expedia Director; and (iv) if a director who is an

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Expedia Director refers a Potential Business Opportunity to Expedia, then, as between the Company, on the one hand, and Expedia on the other hand, the Company shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Expedia Director having been presented or offered, or otherwise acquiring knowledge of, such Potential Business Opportunity, unless in each case referred to in clause (i), (ii) (iii) or (iv), such Potential Business Opportunity was presented or offered to the Expedia Director solely in his or her capacity as a director of the Company or for the benefit of the Company (a “Restricted Potential Business Opportunity”). In the event the Board of Directors pursuant to a resolution approved by the majority of the directors (excluding the Expedia Directors) declines to pursue a Restricted Potential Business Opportunity, the Expedia Directors shall be free to refer such Restricted Potential Business Opportunity to Expedia. For the avoidance of doubt, the Company or any Subsidiaries of the Company shall not be prohibited from pursuing any Potential Business Opportunity with respect to which it has been deemed to have renounced any interest or expectancy as a result of this Article 26. Nothing in this Article 26 shall be construed to allow any Expedia Director to usurp a Restricted Potential Business Opportunity of the Company solely for his or her personal benefit.

CORPORATE RECORDS

27.	Documents to be Kept

27.1	The original books of the Company may be kept (subject to any provision contained in the Act) outside the British Virgin Islands at such place or places as may be designated from time to time by the Board of Directors or in these Articles.

27.2	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and these Articles;

(b)	the register of members or a copy of the register of members;

(c)	the register of directors or a copy of the register of directors;

(d)	the register of charges or a copy of the register of charges;

(e)	copies of all notices and other documents filed by the Company in the previous ten years.

27.3	Where the Company keeps a copy of its register of members or register of directors at the office of its registered agent, it shall within 15 days of any change in the register, notify the registered agent, in writing, of the change, and it shall provide the registered agent with a written record of the physical address of the place or places at which the original register of members or the original register of directors is kept.

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27.4	Where the place at which the original register of members or the original register of directors is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

27.5	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Board of Directors may determine (a) the minutes of meetings and Resolutions of Members and of classes of Members; and (b) the minutes of meetings and Resolutions of Directors and committees of directors.

27.6	Where any of the minutes or resolutions described in the Article 27.5 are kept at a place other than at the office of the Company’s registered agent, the Company shall provide the registered agent with a written record of the physical address of the place or places at which the records are kept.

27.7	Where the place at which any of the records described in Article 27.5 is changed, the Company shall provide the registered agent with the physical address of the new location of the records within 14 days of the change of location.

27.8	The Company’s records shall be kept in written form or either wholly or partly as electronic records.

27.9	The Company may have offices at such places both within and without the British Virgin Islands as the Board of Directors may from time to time determine or the business of the Company may require.

ACCOUNTS

28.	Books of Account

The Company shall keep records and underlying documentation that:

(a)	are sufficient to show and explain the Company’s transactions; and

(b)	will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

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29.	Form of Records

29.1	The records required to be kept by the Company under the Act, the Mutual Legal Assistance (Tax Matters Act), 2003, the Memorandum or these Articles shall be kept in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act (British Virgin Islands).

29.2	The records and underlying documentation shall be kept for a period of at least five years from the date of completion of the relevant transaction or the company terminates the business relationship to which the records and underlying documentation relate.

30.	Financial Statements

30.1	The Board of Directors may cause to be made out and served on the Members or laid before a meeting of Members a profit and loss account and balance sheet of the Company for such period and on such recurring basis as they think fit.

AUDITS

31.	Audit

The Company may by Resolution of Directors call for the accounts to be examined by an auditor.

32.	Appointment of Auditor

32.1	The auditor shall be appointed (and may be removed and replaced from time to time) by Resolution of Directors for such period and on such terms and conditions as the Board of Directors (or committee thereof authorised for such purpose) thinks fit.

32.2	The remuneration of the auditor of the Company shall be fixed by the Board of Directors (or committee thereof authorised for such purpose).

VOLUNTARY LIQUIDATION

33.	Liquidation

With the prior approval of a Resolution of Directors, the Company may be liquidated in accordance with the Act if (a) it has no liabilities; or (b) it is able to pay its debts as they fall due and the value of its assets equals or exceeds its liabilities. The Board of Directors shall be permitted to pass a Resolution of Directors for the appointment of an eligible individual as a voluntary liquidator (or two or more eligible individuals as joint voluntary liquidators) of the Company if the Members have, by a Resolution of Members, approved the liquidation plan in accordance with the Act.

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FUNDAMENTAL CHANGES

34.	Changes

Notwithstanding section 175 of the Act, the Board of Directors may sell, transfer, lease, exchange or otherwise dispose of the assets of the Company without the sale, transfer, lease, exchange or other disposition being authorised by a Resolution of Members.

35.	Continuation under Foreign Law

The Company may with the approval of both a Resolution of Directors and Resolution of Members continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

EXCLUSIVE JURISDICTION

36.	Exclusive Jurisdiction

36.1	Subject to Article 36.2, to the fullest extent permitted by applicable law:

(a)	each party hereby agrees that, unless the Board of Directors consents in writing to the selection of an alternative forum, the courts of the British Virgin Islands shall have exclusive jurisdiction to hear and determine all Disputes and, for such purposes, hereby irrevocably submits to the jurisdiction of the courts of the British Virgin Islands; and

(b)	each party hereby irrevocably waives any objection which it might now or hereafter have to the courts of the British Virgin Islands being nominated as the forum to hear and determine any such Dispute and undertakes and agrees not to claim any such court is not a convenient or appropriate forum.

36.2	To the fullest extent permitted by applicable law, unless the Board of Directors consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

36.3	Each person who is or who at any time becomes a Member or otherwise acquires any interest in shares of the Company shall be deemed to have notice of, and to have consented to, the provisions of this Article 36.

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36.4	For the purposes of this Article 36:

(a)	“Dispute” means (i) any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with the Memorandum and/or these Articles, including, without limitation, claims for set-off and counterclaims and any dispute, suit, action, proceedings, controversy or claim of any kind arising out of or in connection with: (x) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, the Memorandum and/or these Articles; or (y) any non-contractual obligations arising out of or in connection with the Memorandum and/or these Articles; or (ii) any dispute, suit, action (including, without limitation, any derivative action or proceeding brought on behalf or in the name of the Company or any application for permission to bring a derivative action), proceedings, controversy or claim of any kind relating or connected to the Company, the Board, the Company’s officers, the Company’s management or the Members arising out of or in connection with the Act, the Insolvency Act, 2003 of the British Virgin Islands, any other legislation or common law of the British Virgin Islands affecting any relationship between the Company, its Members and/or its directors and officers (or any of them) or any rights and duties established thereby (including, without limitation, Division 3 of Part VI and Part XI of the Act and section 162(1)(b) of the Insolvency Act, 2003, and any fiduciary or other duties owed by any director, officer or shareholder of the Company to the Company or the Company’s shareholders); and

(b)	“party” means (i) the Company, (ii) each Member, (iii) each former Member (with the intention and effect that each former Member shall continue to be bound by this Article 36 notwithstanding that such former Member has transferred all its Shares or otherwise ceased to be a Member); (iv) each director and officer of the Company; (v) each former director and officer (with the intention and effect that each former director and officer shall continue to be bound by this Article 36 notwithstanding that such former Member has ceased to be a director or officer ); and (vi) any successor, assignee or other person claiming through a person referred to in (i), (ii), (iii), (iv) or (v) above.

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We, CODAN TRUST COMPANY (B.V.I.) LTD., registered agent of the Company, of Commerce House, Wickhams Cay 1, PO Box 3140, Road Town, Tortola, British Virgin Islands VG1110 for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association on the 10th February, 2017:

Incorporator

CODAN TRUST COMPANY (B.V.I.) LTD.

Per: Michael Wood
For and on behalf of
Codan Trust Company (B.V.I.) Ltd.